Exhibit (h)(6)(vii)
AMENDMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT
     AMENDMENT, dated February 28th, 2012 to the Transfer Agency and Service Agreement (the “Agreement”) entered into on October 3, 2008, as amended, by and between Allianz Global Investors Fund Management LLC (the “Administrator”), on behalf of the Allianz Funds (the “Funds”) and each Portfolio, as listed on Schedule A to the Agreement, and Boston Financial Data Services, Inc. (the “Transfer Agent”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.
     WHEREAS, the Administrator administers all of the operations of each Fund pursuant to an Administration Agreement between each Fund and the Administrator, and procures or provides for the procurement on behalf of each Fund of certain services, including among others, transfer agency and recordkeeping services; and
     WHEREAS, pursuant to the Agreement, the Transfer Agent is appointed as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement, of each Fund and the Portfolios; and
     WHEREAS, the Administrator and the Transfer Agent desire to amend certain provisions of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Administrator and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:
1. Section 10 (Confidentiality) of the Agreement is hereby amended as follows:
(a) Section 10.2 - The third sentence of Section 10.2 is hereby revised to add the following new language immediately after the phrase “(“GLB Act”)”:
“and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”).”
and
(b) Section 10.3 - Section 10.3 is deleted and replaced in its entirety with the following:
“The Transfer Agent represents, covenants, and warrants that Transfer Agent will protect, maintain and use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time, and (iii) applicable Federal and state privacy laws, including the GLB Act and the Mass Privacy Act.”
and
(c) Section 10.4 - The following language is added as a new Section 10.4:
“To the extent that the Transfer Agent’s affiliates or other permitted agents or subcontractors have access to Customer Information, the Transfer Agent shall require that such entities are subject to terms governing confidentiality and security of such Customer Information which are substantially similar to those set forth in this Agreement. At all times, the Transfer Agent shall remain responsible and liable for such entities’ compliance with this Agreement per the terms of this Agreement.”
(d) - Section 10.5 - The current Section 10.4 of this Agreement is hereby renamed Section 10.5.
2. Section 11 (Covenants of the Administrator and the Transfer Agent) of the Agreement is hereby amended by adding new subsection 11.8, which shall read as follows:
“11.8 Anti-Bribery. The Transfer Agent and the Administrator each agrees that it will not knowingly, or cause its subsidiaries to knowingly, accept from, or provide to the other party, any unlawful payment, unlawful compensation or other unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, or performance of the Agreement. A breach of this provision shall be considered cause for termination under Section 12.7 of the Agreement.”
3. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.
4. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.
5. Upon its execution, this Amendment shall be effective as of the date first noted above. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.
     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel

Name:	BRIAN S. SHLISSEL
Title:	MANAGING DIRECTOR

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ R.C. Trower

Name:	ROBERT C. TROWER
Title:	DIVISION VICE PRESIDENT

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